Exhibit 5.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to (i) the references to, and the information derived from, the NI 51-101 Report on Reserves Data by Netherland, Sewell & Associates, Inc. dated March 7, 2025; and (ii) the references, as applicable, to the undersigned’s name included in or incorporated by reference in the Registration Statement on Form F-10 filed by Kolibri Global Energy Inc., as such may thereafter be amended or supplemented, with the United States Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

June 24, 2025